Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectuses and “Shareholder Services – Statements and Reports”, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statements of Additional Information and to the use of our reports dated February 26, 2021 relating to the financial statements of AB FlexFee Large Cap Growth Portfolio and AB FlexFee US Thematic Portfolio, two of the portfolios constituting AB Cap Fund, Inc., for the year ended December 31, 2020, which are incorporated by reference in this Post-Effective Amendment No. 284 to the Registration Statement (Form N-1A No. 2-29901) of AB Cap Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

April 29, 2021